Exhibit 99.1

FROM:	MSA (Mine Safety Appliances Company)
Ticker: MSA (NYSE)
Contact: Mark Deasy – (412) 967-3357

FOR IMMEDIATE RELEASE

MSA Announces Second Quarter Results

Commercial Sales Growth in Europe, International and North America

Offset Decline in Military Revenue

PITTSBURGH, August 1, 2006 – MSA (NYSE) today announced that net sales for the second quarter of 2006 were $218.6 million, compared with $220.1 million for the second quarter of 2005. Net income for the second quarter of 2006 declined 16 percent to $16.1 million, or 44 cents per basic share, compared with $19.2 million, or 53 cents per basic share, for the same quarter last year.

Net sales for the six months ended June 30, 2006 were $447.0 million, compared with $448.2 million for the same period in 2005. Net income for the six months ended June 30, 2006 declined 22 percent to $31.8 million, or 87 cents per basic share, compared with $40.6 million, or $1.11 per basic share, for the same period last year.

Current quarter sales reflect continued strong growth in MSA’s International and European business segments and in North American sales to commercial markets. These sales gains were offset by a $19.4 million decrease in U.S. government sales.

Net sales in the European segment improved $7.0 million during the current quarter on strong shipments of self-contained breathing apparatus (SCBA), fire helmets, disposable respirators and other elements in MSA’s product line. Currency exchange differences did not have a significant effect on European segment sales when stated in U.S. dollars.

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Net sales in the International segment improved $5.9 million for the current quarter, primarily related to the January 2006 acquisition of Select PPE, an established supplier of safety equipment and solutions to the mining industry in South Africa. Currency exchange differences did not have a significant effect on International segment sales when stated in U.S. dollars.

Second quarter sales in North America declined $14.4 million. North American shipments of Advanced Combat Helmets (ACH) and related communication equipment were down $16.0 million due to the completion of certain government contracts and the U.S. government’s decision to split ACH contracts evenly among three producers over a 12-month period. Additionally, a delay in the release of funding for the U.S. Assistance to Firefighter Grants (AFG) has inhibited sales of SCBA and other products to the fire service. This is similar to what happened in 2005 when the release of funding, which in past years began in early June, did not occur until August. These factors were partially offset by continued improvement in North American sales of instrument and head protection products, which were up $4.1 million and $2.5 million, respectively, on strong shipments to industrial and construction markets, and by growth in other product lines and markets in North America. Additionally, although the market for Homeland Security gas masks has declined, the opportunities for Homeland Security detection products, such as the MSA SAFESITE® System, have been encouraging.

Net income for the North American segment was down $2.9 million, reflecting a higher effective tax rate and increased research and development expenses. Net income in the European segment improved $0.4 million on higher sales, partially offset by higher

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selling expenses. International segment net income was down $0.5 million, primarily due to lower gross margins and currency exchange losses related to the South African rand.

The $8.7 million decrease in net income for the six months ended June 30, 2006 includes after-tax charges of $4.0 million associated with the Project Outlook restructuring plan in North America, $2.5 million in higher taxes and $1.2 million in incremental stock-based compensation expense. Project Outlook costs were primarily related to workforce reductions that were largely achieved through a voluntary retirement incentive program that was completed during the first quarter. The higher effective tax rate in 2006 compared to 2005 is the result of certain one-time tax benefits recorded in 2005. Incremental stock-based compensation expense relates to the newly-required accounting for stock options.

“I am pleased that we have mostly offset the significant decreases in sales of Advanced Combat Helmets and gas masks in North America by growth elsewhere,” said John T. Ryan III, MSA Chairman and CEO. “We have known for some time that our ACH and gas mask business with the U.S. government would be lower this year. It is particularly satisfying that our initiatives to improve commercial sales continue to deliver strong results in areas outside of the U. S. military, gas masks and, temporarily, the fire service. I am also pleased by the growth of our incoming orders and invoicing in Europe where we have made progress in most areas and segments. Our global commercial sales in the first half, that is, sales excluding those to the U.S. military, increased by over 10 percent, which has been one of our ongoing goals. ”

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“Looking at our results for the first half of 2006, it is important to consider the incremental expenses associated with our North American restructuring initiative and the incremental impact of changes in stock option accounting that we adopted at the beginning of the year. Most of our reduction in income before taxes is attributable to expenses of these two elements and a couple of one-time 2005 items. While after the first half we are close to, but not quite at, our goal of gaining operating profit before the 2006 restructuring and options accounting expenses above that of 2005, our efforts through the balance of the year will remain focused on reaching that goal. Further, while the AFG funding delay is impacting us in the short term, we will continue to pursue our sales objectives in the fire service market for the full year,” Mr. Ryan concluded.

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About MSA:

Established in 1914, MSA is a global leader in the development, manufacture and supply of sophisticated safety products that protect people’s health and safety. Sophisticated safety products typically integrate any combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company’s comprehensive line of products is used by workers around the world in the fire service, homeland security, construction and other industries, as well as the military. Principal products include self-contained breathing apparatus, gas masks, gas detection instruments, head protection, respirators and thermal imaging cameras. The company also provides a broad range of consumer and contractor safety products through retail channels. These products are marketed and sold under the MSA Safety Works brand. MSA has more than 30 international locations. Additional information is available on the company’s Web site at www.msanet.com.

Cautionary Statement Regarding Forward-Looking Statements:

Except for historical information, certain matters discussed in this press release may be forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, including without limitation all projections and anticipated levels of future performance, involve risks, uncertainties and other factors that may cause our actual results to differ materially from those discussed herein. Actual results can be affected by any number of factors, many of which are outside of management’s control. Among the factors that could cause such differences are spending patterns of government agencies, competitive pressures, product liability claims, the success of new product introductions, currency exchange rate fluctuations, the identification and successful integration of acquisitions and the risks of doing business in foreign countries. These risks, uncertainties and other factors are detailed from time to time in our filings with the United States Securities and Exchange Commission (“SEC”). You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. MSA’s SEC filings are readily obtainable at no charge at www.sec.gov, as well as on a number of other commercial web sites.

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Mine Safety Appliances Company

Condensed Consolidated Statement of Income (Unaudited)

(In thousands, except earnings per share)

	Three Months Ended June 30		Six Months Ended June 30
	2006	2005	2006	2005
Net sales	$218,623	$220,124	$446,973	$448,172
Other income	1,455	1,017	1,740	2,349

	220,078	221,141	448,713	450,521

Cost of products sold	131,334	134,324	267,110	270,598
Selling, general and administrative	53,860	51,458	107,413	103,422
Research and development	6,974	5,980	12,522	11,660
Restructuring and other charges	459	—	6,456	—
Interest	1,211	1,391	2,399	2,609
Currency exchange losses	925	724	1,993	1,339

	194,763	193,877	397,893	389,628

Income before income taxes	25,315	27,264	50,820	60,893
Provision for income taxes	9,234	8,063	19,001	20,339

Net income	16,081	19,201	31,819	40,554

Basic earnings per common share	$.44	$.53	$.87	$1.11

Diluted earnings per common share	$.43	$.52	$.86	$1.09

Dividends per common share	$.18	$.14	$.32	$.24

Average number of common shares outstanding (basic)	36,499	36,515	36,521	36,500

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Mine Safety Appliances Company

Condensed Consolidated Balance Sheet (Unaudited)

(In thousands)

	June 30, 2006	December 31, 2005
Current assets
Cash and cash equivalents	$39,966	$44,797
Trade receivables, net	162,543	169,436
Inventories	140,333	119,731
Other current assets	50,540	43,262

Total current assets	393,382	377,226

Property, net	116,432	116,209
Prepaid pension cost	140,724	140,575
Goodwill	61,527	55,654
Other non-current assets	47,198	35,693

Total	759,263	725,357

Current liabilities
Notes payable and current portion of long-term debt	$22,274	$8,808
Accounts payable	45,849	40,935
Other current liabilities	75,470	81,116

Total current liabilities	143,593	130,859

Long-term debt	45,339	45,834
Pension and other employee benefits	86,246	80,656
Deferred tax liabilities	75,754	75,511
Other non-current liabilities	10,757	10,100
Shareholders’ equity	397,574	382,397

Total	759,263	725,357

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Mine Safety Appliances Company

Segment Information (Unaudited)

(In thousands)

	Three Months Ended June 30		Six Months Ended June 30
	2006	2005	2006	2005
Net sales
North America	$121,406	$135,831	$257,922	$281,370
Europe	50,343	43,356	98,067	89,247
International	46,874	40,937	90,984	77,555

Total	218,623	220,124	446,973	448,172

Net income
North America	$11,556	$14,495	$23,112	$30,825
Europe	2,017	1,627	3,769	4,312
International	2,995	3,512	6,092	6,447
Reconciling	(487)	(433)	(1,154)	(1,030)

Total	16,081	19,201	31,819	40,554

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